                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                                    12/31/98       12/31/97    12/31/96
                                                                    --------       --------    --------
                      BASIC
                  -------------

Net earnings applicable to common stock:

     Net earnings/(loss)                                          $(15,165,194) $ (1,891,754) $   636,050
     Deduct preferred stock dividends paid                            (127,320)     (127,320)    (127,320)
                                                                  ------------  ------------  -----------

Net earnings/(loss) applicable to common stock                    $(15,292,514) $ (2,019,074) $   508,730
                                                                  ============  ============  ===========

Weighted average number of common shares outstanding                 5,353,078     4,996,694    3,771,702
                                                                  ============  ============  ===========

EARNINGS/(LOSS) PER SHARE - BASIC                                 $      (2.86) $      (0.40) $      0.13
                                                                  ============  ============  ===========

                     DILUTED
                  -------------

Net earnings applicable to common stock on a diluted basis:

     Net earnings applicable to common stock per above            $         --  $         --  $   508,730
     Add net interest expense related to convertible
        debentures                                                          --            --           --
     Add dividends on convertible preferred stock                           --            --           --
                                                                                ------------  -----------

Net earnings applicable to common stock on a diluted basis                 N/A           N/A  $   508,730
                                                                  ============  ============  ===========

Total shares diluted:

     Shares used in calculating primary earnings per share                  --            --    3,771,702
     Additional shares assuming conversion of
        options and warrants                                                --            --      478,143

     Additional shares to be issued under full
        conversion of convertible debentures                                --            --           --


     Additional shares to be issued under full
        conversion of preferred stock                                       --            --           --
                                                                  ------------  ------------  -----------

     Total shares for diluted                                              N/A           N/A    4,249,845
                                                                  ============  ============  ===========

EARNINGS PER SHARE - DILUTED                                               N/A           N/A  $      0.12
                                                                  ============  ============  ===========

The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included in some of the calculations of diluted earnings per share, as their effect would be antidilutive.